AMENDMENT NO. 1

TO THE DECLARATION OF TRUST OF

THRIVENT ETF TRUST

The undersigned, being at least a majority of the Trustees of Thrivent ETF Trust (the “Trust”), hereby amend the Trust’s Declaration of Trust, dated September 2, 2021 (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, as follows:

1.	Article VIII, Section 10 is hereby deleted and replaced in its entirety with the following:

Section 10. Addresses; Resident Agent.

(a)

Addresses. The address of the Trust is 901 Marquette Avenue, Suite 2500 Minneapolis, Minnesota 55402-3211. The address of each of the Trustees is 901 Marquette Avenue, Suite 2500 Minneapolis, Minnesota 55402-3211.

(b)	Resident Agent. CT Corporation, 155 Federal Street, Boston, Massachusetts 02110 is the resident agent of the Trust in the Commonwealth of Massachusetts.

The foregoing amendment shall be effective on August 21, 2024.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Declaration of Trust as of the 21st day of August, 2024.

/s/ Michael W. Kremenak
Michael W. Kremenak

/s/ David S. Royal
David S. Royal

/s/ Janice B. Case
Janice B. Case

/s/ Robert J. Chersi
Robert J. Chersi

/s/ Arleas Upton Kea
Arleas Upton Kea

/s/ Paul R. Laubscher
Paul R. Laubscher

/s/ Robert J. Manilla
Robert J. Manilla

/s/ James A. Nussle
James A. Nussle

/s/ James W. Runcie
James W. Runcie

/s/ Constance L. Souders
Constance L. Souders